Exhibit 10.2

NORCROSS SAFETY PRODUCTS L.L.C.

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 20, 2005, is entered into by and between Norcross Safety Products L.L.C., a Delaware limited liability company (the “Company”), and Robert A. Peterson (“Executive”). Certain capitalized terms used but not otherwise defined herein are defined in Section 7.

WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated as of January 1, 2002; and

WHEREAS, the Company and the Executive now wish to revise the terms and conditions of Executive’s employment.

NOW THEREFORE, the parties hereto, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

1.             Employment and Duties.

(a)           The Company shall continue to employ Executive, and Executive shall continue in employment with the Company, as Chief Executive Officer and President of the Company, pursuant to the terms and conditions of this Agreement. Executive shall report to the Board of Directors of Safety Products Holdings, Inc. (the “Board”).

(b)           Executive shall devote his best efforts to the interests of the Company and, to the extent requested, its Affiliates, which interests may change from time to time, and shall devote all of his professional time and attention to the business and affairs of the Company and such Affiliates; provided that nothing herein shall prevent Executive, with the prior written approval of the Board, from serving as a director or trustee of other corporations or businesses which are not in competition with the Company or its Affiliates; provided, further that nothing herein shall apply to Executive’s service as a director or trustee of such corporations or businesses on which Executive serves as of the date hereof. Notwithstanding this Section 1(b) or any other provision of this Agreement to the contrary, Executive may commence seeking other employment if Company, at least 90 days before the date referred to in clause (i) of the first sentence of Section 2(a), shall not have offered to Executive in writing to continue to employ Executive for at least two years, on terms no less favorable to Executive than those existing at such time.

(c)           Executive shall perform such duties and functions commensurate with his position as may be reasonably assigned or delegated to him from time to time by the Board. Executive acknowledges that such duties and functions may or may not involve performance of services for or on behalf of Affiliates of the Company.

2.             Term and Termination.

(a)           Term.   The “Term” of Executive’s employment is from the date hereof until the “Termination Date,” which is defined as the earlier of (i) the fifth anniversary of the date hereof or (ii) the date of termination of Executive’s employment pursuant to any one or more of Sections 2(b), 2(c), 2(d) or 2(e) of this Agreement. Executive is an at-will employee of the Company, and his employment may be terminated by Executive, in his sole and arbitrary discretion, at any time with or without Good Reason, or by the Company, in the Company’s sole and arbitrary discretion, at any time with or without Cause, by delivery of a written termination notice to the other party.

(b)           Death.  If Executive dies during the Term, the Termination Date shall be the date of his death.

(c)           Disability.   If Executive becomes Disabled during the Term, the Termination Date shall be the date as of which such Disability is determined.  Subject to applicable law, “Disability” or “Disabled” means such physical, mental or psychological condition or other impairment that prevents Executive from effectively performing the duties of his employment for more than ninety (90) calendar days in any six (6) consecutive months commencing on the initial date of such condition or impairment.  In connection with any Disability (or possible Disability):

(i)            Executive (and Executive’s spouse or whoever else is acting on his behalf) shall cooperate with any physicians engaged or requested to be engaged by the Company to examine Executive to determine whether or not Executive is Disabled, and each of Executive and the Company irrevocably consents to disclosure to each of them by any such physicians of all matters relating to such examinations.

(ii)          The determination of Disability shall be by agreement of the Company and Executive, or if Executive’s condition is such that he is unable to participate in such determination, then by agreement of the Company and Executive’s spouse or whoever else is then acting on his behalf, and if the parties involved in such determination are unable to reach agreement within ten (10) days of a request by either party, then the issue shall be decided by a physician chosen by the Company and reasonably acceptable to Executive (or Executive’s spouse or whoever else is then acting on his behalf). The Company will pay all expenses incurred in the determination of whether Executive is Disabled.

(d)           Termination By Executive. If Executive terminates his employment, with or without Good Reason, the Termination Date shall be the date indicated on the written termination notice given by Executive to the Company, which may not be more than thirty (30) days nor less than fourteen (14) days from its receipt by the Company; provided that upon receipt of Executive’s termination notice, the Company may, in its sole discretion, request that Executive cease his employment activities prior to the date referenced in such notice, and Executive shall promptly comply with such request, it being understood that such request will not change the Termination Date specified in this Section 2(d) or affect the characterization of the termination of Executive’s employment.

(e)           Termination by the Company.  If the Company terminates the employment of Executive, with or without Cause, the Termination Date shall be the date on which the Company’s termination notice is given to Executive, or such later date indicated on such termination notice, which may not be more than thirty (30) days from its receipt by Executive.

(f)            Reversal of Determination.   If Executive’s employment is terminated by the Company with Cause or by Executive with Good Reason, and it is thereafter judicially determined that Cause or Good Reason as appropriate for such termination did not exist at the time of such termination, then Executive’s employment shall be deemed to have been terminated without Cause or Good Reason as appropriate as of the Termination Date. If matters constituting Cause or Good Reason as appropriate become known to the Company or to Executive within 90 business days after Executive’s employment is terminated, then either party may, by delivery of written notice to the other party treat such termination as being with Cause or Good Reason as appropriate.

(g)           Definition of Cause.  “Cause” for termination of Executive’s employment by the Company means Executive’s:

(i)            embezzlement or misappropriation of funds;

(ii)           conviction of a felony involving moral turpitude;

(iii)          commission of a material act of dishonesty, fraud, or deceit;

(iv)          breach of any material provisions of this Agreement or other agreement with the Company, Safety Products Holdings, Inc., or any Subsidiary, to which he is a party;

(v)           habitual or willful neglect of his duties;

(vi)          breach of fiduciary duty to the Company, Safety Products Holdings, Inc., or any Subsidiary, involving personal profit; or

(vii)         material violation of any other duty to the Company, Safety Products Holdings, Inc., or any Subsidiary, or its members imposed by its managers or by law.

(h)           Definition of Good Reason. “Good Reason” for termination by Executive of Executive’s employment means:

(i)            a material breach by the Company of its obligations under this Agreement which is not cured (if curable) within twenty (20) days after written notice by Executive to the Company;

(ii)           the Company’s requiring Executive to move his principal place of employment by more than 25 miles, other than for reasonable business travel, if such move increases Executive’s commute from his primary residence, without Executive’s written consent thereto; provided that Executive must notify the Company in writing of his intent to terminate his employment pursuant to this Section 2(h)(ii) prior to the sixtieth day after the earlier of (x) the date that the Company notifies Executive in writing of its intent to relocate Executive and (y) the date that such relocation occurs;

(iii)          the failure of any successor to the Company to assume this Agreement as set forth in Section 9(i); or

(iv)          the occurrence of a Change of Control; provided that Executive must notify the Company in writing of his intent to terminate his employment pursuant to this Section 2(h)(iv) prior to the sixtieth day after the date of the Change of Control.

3.             Compensation.

(a)           Executive’s compensation for his services hereunder shall consist of (i) Base Salary, plus (ii) Bonus, if any, plus (iii) Benefits.

(b)           “Base Salary” shall be paid by the Company to Executive at an annual rate of $515,000 (subject to increase from time to time in the sole discretion of the Board to reflect cost-of-living increases and as merited to reflect Executive’s performance on behalf of the Company and its Subsidiaries), payable in arrears in equal bi-weekly installments.   Under no circumstances may the Base Salary be decreased during the Term.

(c)           “Bonus,” if any, shall be targeted at 90% of Base Salary, based on targeted EBITDA and Net Debt or other such financial criteria as may be determined by the Board, consistent with the pay out schedule for the Bonus plan attached as Exhibit A.   Targets for annual criteria will be subject to approval by the Board.   All Bonuses due hereunder shall be payable on or before March 15 of the following year.

(d)          “Benefits” consist of whatever, if any, health, hospitalization, sick pay, life insurance, disability insurance, profit sharing, pension, 401 (k), and deferred compensation plans and programs that the Company may have in effect from time to time for its employees who are not members of a collective bargaining unit, all of which Executive shall be entitled to participate in pursuant to their terms and on a basis commensurate with his position. By way of clarification of the immediately preceding sentence, it is also agreed that the parties hereto will use their reasonable best efforts to enable Executive to participate in the Norcross Safety Products L.L.C. Employees’ Pension Plan and the North Safety Products Inc. Retirement Benefit Restoration Plan; provided that such participation does not contravene any provision of ERISA, the Code, other applicable law or any agreement by which the Company is bound and can be achieved at a reasonable cost. Executive shall also be entitled to four (4) calendar weeks’ paid vacation each year, in addition to regularly scheduled holidays. The Company may initiate, change and discontinue any such plans and programs at any time; provided that no such change shall be effective as to Executive unless it is also effective as to the other senior executives of the Company. If any of such plans or programs require contributions by employees, Executive shall pay the contributions required by his participation at a rate no greater than that applicable to any senior executive of the Company. Company shall pay Executive a monthly automobile allowance of $700.

4.             Termination Provisions.

(a)           If the Company terminates Executive’s employment with Cause or if Executive terminates his employment without Good Reason, then Executive shall be entitled to:

(i)            receive Base Salary and Benefits for the period ending on the Termination Date; and

(ii)           receive any unpaid Bonus for any calendar year ending prior to the year in which the Termination Date occurs.

(b)           If the Company terminates Executive’s employment without Cause (which shall include, without limitation, Company’s not offering Executive continued employment with the Company in accordance with the second sentence of Section I(b)), if Executive terminates his employment with Good Reason, or if Executive’s employment terminates by reason of his death or Disability, then Executive shall be entitled to receive the following, except that (v) shall not apply in the case of Executive’s death:

(i)            Base Salary and Benefits for the period ending on the Termination Date;

(ii)           any unpaid Bonus for any calendar year ending prior to the year in which the Termination Date occurs;

(iii)          any Bonus for the calendar year in which the Termination Date occurs, pro rated based on the portion of Base Salary paid to Executive by the Company in such year if financial targets are met for the year in which the Termination Date occurs;

(iv)          if, and only if, Executive (or his guardian or personal representative, as the case maybe), within 30 days after the Termination Date, signs and delivers to the Company a complete general release of claims for facts and circumstances existing before the date of such release in the form of Exhibit B, Base Salary for the period commencing on the Termination Date and ending two years thereafter, together with any other Benefits as may be provided under the terms of any applicable written plan, program or arrangement of the Company applicable to senior executives of the Company (including automobile allowance) for such period. If Executive does not comply with the terms of this Section 4(b)(v) within 30 days after the Termination Date, the Company shall not be responsible for any further payments to Executive.

Notwithstanding the foregoing, in the event that the Executive’s employment has terminated because the Company has not offered Executive continued employment with the Company in accordance with the second sentence of Section 1 (b), any payments or benefits that Executive would be entitled to receive from the Company in the second year of the severance period shall be reduced by the amounts of any payments or benefits (but the reduction for benefits shall only be for benefits of a substantially similar nature) that Executive shall be entitled to receive during and with respect to the second year of the severance period from other employment (including self-employment). Executive shall promptly report to the Company all payments or benefits from other employment (including self-employment) Executive is entitled to receive during and with respect to the second year of such severance period.

(c)           Any amounts owed by the Company to Executive pursuant to Section 4(b)(v) shall be paid at such times and in such manner as if the termination giving rise to such payments had not occurred (with the Company retaining the right to prepay all or any portion of such amount at any time in its sole discretion); provided that in the event that Executive’s employment has been terminated for the reason described in Section 2(h)(iv), amounts owed to Executive shall be paid in a single lump sum within ten days of the effective date of Executive’s resignation, discounted to present value at a 7% annual rate.

(d)           The Company’s obligation to make any payments or Benefits available to Executive pursuant to this Section 4 shall be conditioned upon Executive’s continued and continuing compliance with the terms and conditions of this Agreement (including, without limitation, Section 6 hereof) and shall constitute Company’s sole obligation, and the sole obligation of Company’s Affiliates, to Executive (or any Person making any claim through Executive or regarding his employment by Company or any Affiliate) in respect of Company’s termination of Executive’s employment hereunder or any breach by Company hereof respecting which Executive terminates his employment hereunder.

(e)           Except as otherwise specified herein, if Executive’s employment terminates on any date other than the last day of a month, Executive’s compensation for that month shall be calculated on the basis of a fraction, the numerator of which shall be the number of days during that month that Executive shall have been in the Company’s employ and the denominator of which shall be the number of days in that month.

(f)            In the event that Executive’s employment is terminated for Cause, the Company may offset any amounts Executive owes it or its Affiliates pursuant to any written agreement, note or other instrument relating to indebtedness for borrowed money to which Executive is a party, or pursuant to any other liability or obligation by which Executive is bound, in each case which is due or becomes due within ninety days after Executive is to be paid such amounts hereunder against any amounts it owes Executive hereunder, upon providing written notice to Executive of such offset.

5.             Expenses. The Company shall reimburse Executive for all reasonable expenses incurred in the performance of his duties in accordance with the expense reimbursement policy of the Company with respect to senior executives of the Company in effect at the time.

6.             Noncompetition, Nonsolicitation, Confidentiality.

As a material inducement to the Company to enter into this Agreement and in consideration of the payment by the Company of the compensation detailed herein to Executive:

(a)           During the period (the “Noncompete Period”) beginning on the date hereof and ending 18 months after the Termination Date, Executive shall not, without the prior written consent of the Company (which consent may be granted or withheld in the Company’s sole discretion), directly or indirectly, Participate in any line of business in which the Company is actively engaged or any line of business competitive with the Company anywhere in the United States and any other country in which the Company does business as of the Termination Date (the “Competitive Activities”). For purposes of this Agreement, the term “Participate” includes any direct or indirect interest in, or providing any direct or indirect assistance (whether financial, advisory or otherwise) to, any enterprise (or any affiliate thereof), whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, creditor, stockholders, unitholder, owner or otherwise; provided that the term “Participate” shall not include beneficial ownership of less than 2% of a class of securities traded on a national securities exchange or the NASDAQ Stock Market.

(b)           During the Noncompete Period, Executive (i)  except with respect to Executive’s personal secretary and David F. Myers, Jr., shall not, and shall not attempt to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring or retaining, or arrange to have any other Person hire or retain, or actually hire or retain, whether as an employee, consultant, agent, independent contractor or otherwise, any Person employed or retained by Safety Products Holdings, Inc., Company, or any Subsidiary as an employee, consultant or independent contractor during the Noncompete Period and (ii) shall not, and shall not attempt to, call-on, solicit, service, advise, encourage or induce any customer, supplier,  or other business relation of Safety Products Holdings,  Inc.,  Company,  or any Subsidiary to cease doing business, or reduce its business, with Safety Products Holdings, Inc., Company, or any Subsidiary or to engage in any business relationship which might materially harm Safety Products Holdings, Inc., Company, or any Subsidiary.

(c)           Executive acknowledges that certain of the information, observations and data relating to the Company and its Affiliates, or their business, products or services, which he possesses or has obtained knowledge of or will possess or obtain knowledge of as an employee, officer, director or equityholder of the Company is and will be the confidential and proprietary property of the Company and its Affiliates (“Confidential Information”). Executive agrees that he shall not, directly or indirectly, use for his own purposes or use for or disclose to any third party any of such Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters (i) become generally known to and available for use by the public other than as a result of Executive’s acts or failures to act, or (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose any Confidential Information (provided that in such case, Executive shall promptly inform the Company of such order, shall cooperate with the Company at the Company’s expense in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order).

(d)           The parties hereto acknowledge and agree that the Company will suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in this Section 6. In the event of an alleged or threatened breach by Executive of any of the provisions of this Section 6, the Company or other appropriate Person may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof. Executive acknowledges and agrees that the restrictions contained in this Section 6 are reasonable.

(e)           If, at the time enforcement of any of the provisions of this Section 6 is sought, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area. Executive agrees that the covenants made in this Section 6 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

(f)            Executive hereby agrees and acknowledges (i) that the Company and its Affiliates have protectable interests in the information, data, and plans, both technical and business in nature, which are treated as confidential, as well as the goodwill and specialized knowledge acquired by Executive during the course of Executive’s employment with the Company; (ii) that the provisions of this Section 6 are in consideration of (A) employment with the Company, including grants of Equity under the Equity Program, (B) access to and use of Confidential Information, including but not limited to information, data, and plans, both technical and business in nature, such as customer lists and records, sales records and marketing plans, research and technical reports and records, formulas, processes, programs, inventions, patent applications, designs and drawings, instructions and training manuals,  business and financial information, salary information, contracts and other legal documents, and correspondence to which the Company has been a party, (C) access to and Executive’s development on behalf of the Company of near-permanent relationships with the Company’s customers, and (D) additional good and valuable consideration the receipt and sufficiency of which is hereby acknowledged; (iii) that the restrictions contained in this Section 6 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, and that the potential harm to the Company or its Affiliates of the non-enforcement of this Section 6 outweighs any harm to Executive of their enforcement by injunction or otherwise; and (iv) that Executive has carefully reviewed this Agreement and that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement (or, after carefully reviewing this Agreement, was given the opportunity to, but has freely decided not to, consult with independent legal counsel), has given careful consideration to the restraints imposed upon Executive by this Agreement, fully understands the terms and conditions contained herein and is in full accord as to their necessity for the reasonable and proper protection of the Company’s near-permanent customer relationships and employee relationships and Confidential Information and those of its Affiliates, and Executive intends for such terms to be binding on and enforceable against him, and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

(g)           Executive agrees that the provisions of this Section 6 shall inure to the benefit of and be enforceable by any Person with whom or into which the Company shall merge or consolidate, regardless whether the Company shall be the survivor of such transaction, or to any Person acquiring all or substantially all of the Company’s assets or business.

7.             Definitions. The following definitions shall be applied to the capitalized terms used in this Agreement for all purposes, unless otherwise clearly indicated:

“Affiliates” of any Person means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question.

“Business” means the manufacturing and/or marketing of personal protection and safety equipment products primarily intended for use in the workplace, including, without limitation, respiratory equipment, hand protection, hearing protection, eye, hand, face and foot protection, industrial first aid, fall protection, high voltage lineman equipment, eye wash, and dermatological and single-use applicators for surgical protection.

“Change of Control” shall mean any transaction (including, without limitation, a merger, consolidation, sale of stock or sale of assets, but excluding any assignment as security for indebtedness) after which Odyssey Investment Partners, LLC and its Affiliates or any of them shall not have the power to elect a majority of the members of the Board or the governing body of Company.

“Company” shall have the meaning given to such term in the preamble hereto, any successor to its business and/or assets which assumes this Agreement by operation of law or otherwise, and their respective Subsidiaries.

“Net Debt” means, at the time of determination, the excess of (i) indebtedness of the Company and its Subsidiaries over (ii) cash and cash equivalents of the Company and its Subsidiaries.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

8.             Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Company

Norcross Safety Products L.L.C. 2211 York Road, Suite 215 Oakbrook, IL 60523-1887 Attention: David F. Myers, Jr. Telecopier: (630)572-8231

with copies to:

To Executive

Robert A. Peterson
11571 Burr Oak Lane
Burr Ridge, IL 60525

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

9.             General Provisions.

(a)           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)           Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including but not limited to the Employment Agreement between the parties dated as of January 1, 2002.

(c)           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)           Successors and Assigns.   Unless otherwise expressly provided, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns.

(e)           Governing Law. The laws of the state of Illinois shall govern all issues and questions concerning the employment of Executive, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f)            Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(g)           Third-Party Beneficiary.  Except as expressly provided, there are no beneficiaries to this Agreement other than the signatories hereto.

(h)           Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or legal holiday.

(i)            Assignment. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation; provide that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume this Agreement.

(j)            Withholding. All amounts payable to Executive as compensation hereunder shall be subject to customary withholding by the Company.

(k)           No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(1)           Survival. Section 4, Section 6, Section 9(m), and the rest of Section 9 with respect to Section 4 and Section 6 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term.

(m)          Non-Disparagement. The Executive shall not make or publish any negative statements or communications about Safety Products Holdings, Inc., Company, any Subsidiary or any officer, manager, member or employee of Safety Products Holdings, Inc., Company, or any Subsidiary. The Company shall not, and shall cause Safety Products Holdings, Inc. and its Subsidiaries not to, make or publish any negative statements or communications about the Executive.

(n)           Effectiveness. Notwithstanding anything herein to the contrary, the parties agree that this Agreement is being entered into in connection with that certain Purchase and Sale Agreement, dated as of May 20, 2005, by and among the Company, NSP Holdings, L.L.C. and Safety Products Holdings, Inc. (the “Purchase Agreement”) and this Agreement shall become effective only upon consummation of the transactions contemplated by the Purchase Agreement. In the event that the Purchase Agreement is terminated, or the transactions thereunder otherwise not consummated, the obligations of the parties under this Agreement shall automatically terminate.

(o)           Equity Program.  At Closing under the Purchase Agreement, in addition to any rollover equity issued to the Executive at that Closing (the “Rollover Equity”), Safety Products Holdings, Inc. or its parent company shall issue to Executive 4.25% of its fully diluted equity (the “Incentive Equity”). The Rollover Equity and the Incentive Equity shall be subject to the terms of an agreement to be negotiated by the parties that will be substantially consistent with those terms set forth in the term sheet attached hereto as Exhibit C.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

NORCROSS SAFETY PRODUCTS L.L.C.

By:	/s/ David F. Myers
Name: David F. Myers, Jr.
Title: Executive Vice President and CFO

/s/ Robert A. Peterson
Robert A. Peterson

EXHIBIT A

Bonus Plan Schedule

2006 Bonus Plan Payout Schedule

% of Target (1)
Achieved	% Payout (2)
120.0%	125.0%
117.5%	125.0%
115.0%	125.0%
112.5%	125.0%
110.0%	125.0%
109.0%	122.0%
108.0%	119.0%
107.0%	116.0%
106.0%	113.0%
105.0%	110.0%
104.0%	108.0%
103.0%	106.0%
102.0%	104.0%
101.0%	102.0%
100.0%	100.0%
99.0%	98.0%
98.0%	96.0%
97.0%	94.0%
96.0%	92.0%
95.0%	90.0%
94.0%	84.0%
93.0%	78.0%
92.0%	72.0%
91.0%	66.0%
90.0%	60.0%
89.0%	0.0%

(1) Target defined as per Section 3(c) of the Employment Agreement

(2) Payout is expressed as a percentage of the Target Bonus

EXHIBIT B

For consideration received (including payments, promises, and agreements), Robert A. Peterson (the “Executive”) on behalf of himself and on behalf of any dependents, spouse, heirs, successors and assigns, does hereby generally release, Safety Products Holdings, Inc., Norcross Safety Products, L.L.C., and each of their respective predecessors, successors, assignees, parent companies, members, subsidiaries, affiliates, officers, directors, managers, partners, employees, agents and attorneys, past and present (collectively, the “Released Persons”), from liability on or for any and all charges, claims, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, attorney’s fees, sums of money, suits, contacts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any nature whatsoever in law or in equity, direct or indirect, both past and present and whether or not now or heretofore known, suspected, or claimed against the Released Persons including, but not limited to, any claim relating to, by reason of, or arising out of, any acts, matters or omissions of the Released Persons, Executive’s employment with any of the Released Persons, events occurring during the course of such employment, or the termination thereof; including but not limited to, any claim of unlawful discrimination due to race, sex, religion, national origin, handicap, ancestry, or age or other claim of unlawful employment discrimination; any claim that any of the Released Persons violated any promise or agreement, either express or implied, with Executive or that any of the Released Persons has terminated or caused termination of Executive’s employment for any unlawful reason or in an unlawful fashion, including specifically without limiting the generality of the foregoing, any claim under the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act, the Labor Management Relations Act, or the Equal Pay Act, each as amended from time to time, or violated any other federal, state, or local law or regulation; or any claim of emotional distress, defamation, wrongful termination, wages, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance, or any other fringe benefit. This release shall in no respect have any force or effect with respect to (a) claims with respect to Executive’s equity interests in Safety Products Holdings, Inc. to the extent that such claims relate to facts and circumstances which form the basis of a claim brought by an equityholder that is not an employee of Safety Products Holdings, Inc. or its Subsidiaries; (b) claims for rights of indemnification or exculpation under the constitutive documents of Safety Products Holdings, Inc. or any of its Subsidiaries, provided that Executive (or his guardian or personal representative) certifies to his knowledge of the existence of any such claims as of the date of such release; (c) claims with respect to the repurchase price or repurchase procedure of any of Executive’s equity, or (d) the rights of the Executive arising from breaches after the date hereof of any agreement to which the Executive and such Released Person are a party.

EXHIBIT C

TERM SHEET FOR PROPOSED MANAGEMENT STOCKHOLDERS AGREEMENT

General	• Agreement terminates upon IPO of $100,000,000, complete liquidation or agreement for sale of all or substantially all assets, or upon termination by the Board.

• Securities to bear legend

Sale of Restricted Shares(1) and Rollover Shares (collectively “Shares”) by Management Holder	• Requires written consent of the Company, authorized by the majority of the Board of Directors.

• Authorized sale of Shares requires notice to the Company and Odyssey of the relevant details (identity, price, terms) of the proposed transferee.

• Upon receipt of notice, the Company has 45 days to exercise its right of purchase Shares, in whole or in part.

• Odyssey has the right to purchase any or all Shares the Company does not purchase within 15 days (following the Company’s 45 days).

• Transfer must be effectuated within 90 days of notice to the Company and Odyssey

Other Transfer of Shares by Management Holder	• Permitted transferees: Company, Odyssey, immediate family members, trust for the benefit of immediate family members, or estate upon death.

• Voting rights do not pass to family members, trust, or estate in such a transfer.

Company Call Right

•      The Company may exercise its right to repurchase Shares within the nine month period following the later of the Management Holder’s separation from service or exercise of Vested Options (subject to 6 month minimum holding period)

•      FMV purchase price except in event of termination for cause, in which case the purchase price for Restricted Shares shall be the lesser of the FMV or the purchase price paid by the Management Holder ($0.01 if none).

•      The Company’s call right is also triggered immediately before any Change in Control to enable the Shares to be dragged as part of a Change in Control at the same price per share and form of consideration.

• Must repurchase within 60 days (or 10 days following necessary governmental approval) of exercise of repurchase right.

Management Holder’s Put Right	• Management Holder may cause the Company to repurchase all Shares within 9 months following termination not for cause, death

(1) For purposes hereof, Restricted Shares are shares received upon the exercise of Vested Options.

or disability (but including termination for good reason)

• Purchase price is FMV

• Transfer no earlier than 6 months following Management Holder’s exercise of Vested Options.

• Must repurchase within 60 days (or 10 days following necessary governmental approval) of exercise of put right.

Involuntary Transfer	• In the event of default, foreclosure, forfeit, divorce or court order transferring shares involuntarily, Management Holder must notify the Company within 2 days.

• Company has 60 days to repurchase from transferee at FMV

Repurchase Upon Company Disability

•      If repurchase pursuant to repurchase right or put by Company would make Company unable to meet its other obligations, is prohibited by law, or would breach any credit agreement or indenture, Company will not be required to repurchase [open as to frequency and size of repurchases]

Bring-Along Rights

•      Odyssey holders can require Management Holders to sell the lesser of a designated number of shares or such Management Holder’s total number of shares multiplied by the total number of Odyssey shares over the total number of outstanding shares.

• Odyssey may require Management Holders to exercise vested options.

Tag-Along Rights

•      Management Holder may require third party purchaser to purchase the total number of shares to be purchased multiplied by the Management Holder’s number of shares over the sum of the Odyssey shares, management shares and all other shares exercising tag-along rights

•      Management Holders get 7 days notice from Odyssey, must exercise tag-along right within 5 days

•      If third party doesn’t purchase under same terms and conditions from Management Holder, Odyssey cannot tender shares unless they purchase from management under same terms and conditions under which they are selling.

Preemptive Rights	• In connection with purchases by Odyssey and its affiliates, subject to customary carveouts